CONSULTING SERVICES AGREEMENT


THIS CONSULTING SERVICES AGREEMENT (this "Agreement"), effective as of August 1, 2001, between Future Carz, Inc., a Nevada corporation (the "Company"), and H. Steve Bonenberger ("Consultant"), an individual.


WITNESSETH:


WHEREAS, Company desires to retain Consultant to consult and advise the Company, and Consultant is willing to provide such services:

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

Consulting Arrangement. The Company hereby engages Consultant as an independent contractor and not as an employee, to render consulting services to the Company as hereinafter provided and Consultant hereby accepts such engagement for a period commencing on August 1, 2001 and ending on July 31, 2002. Consultant agrees that Consultant will not have any authority to bind or act on behalf of the Company. Consultant shall at all times be an independent contractor hereunder, rather than an agent, coventurer, employee or representative of the Company. The Company hereby acknowledges and agrees that Consultant may engage directly or indirectly in other businesses and ventures and shall not be required to perform any services under this Agreement when, or for such periods in which, the rendering of such services shall unduly interfere with such other businesses and ventures, providing that such undertakings do not completely preempt Consultant's availability during the term of this Agreement. Neither Consultant nor his employees will be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company or as being entitled to participate in any health insurance, medical, pension, bonus or similar employee benefit plans sponsored by the Company for its employees. Consultant shall report all earnings under this Agreement in the manner appropriate to its status as an independent contractor and shall file all necessary reports and pay all taxes with respect to such payments.


1. Services. Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant, and Consultant hereby accepts the engagement, to provide advice, analysis and recommendations (the "Services") to the Company with respect to the fol1owing:


A. Development and implementation of short- and long-term strategic marketing plans for the Company's services;

B. Industry research and analysis;

C. Business development and business advertising; and

D. Providing Project Management services for various projects.

During the term of this Agreement, Consultant shall render such consulting services as the Company from time to time reasonably requests, which services shall include but not be limited to those rendered by Consultant to Company prior to the date hereof; provided that;

     (a) To the extent practicable such services shall be furnished only at such time and places as are mutually satisfactory to the Company and Consultant; and

     (b) Consu1tant shall devote as much time as needed in performing such services and shall not be required to perform any services hereunder while Consultant is on vacation or suffering from an illness.


2. Compensation and Expenses. For the Services provided by the Consultant, the Company (i) shall compensate the Consultant by delivering to the Consultant, not later than September 1, 2001, two hundred twenty thousand (220,000) shares of the common stock of the Company ("Common Stock"). The Company will reimburse the Consultant for reasonable out-of-pocket pre approved expenses incurred in connection with the performance of the Services, provided, however, that Consultant submits receipts or other expense records to the Company in accordance with the Company's general reimbursement policy then in effect.

3. Successor and Assigns. This Agreement is binding upon and inures to the benefit of the Company and its affiliates, successors and assigns and is binding upon and inures to the benefit of Consultant and his successors and assigns; provided that in no event shall Consultant's obligations to perform the Services be delegated or transferred by Consu1tant without the prior written consent of the Company.

4. Term. This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the provisions of Section 6 hereof, shall expire on July 31, 2002. However, the Agreement may be extended by mutual written consent.

5. Termination. Either the Company or Consultant may terminate this Agreement for material breach upon at least thirty (30) days prior written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period.

6. Independent Contractor Relationship. Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

7. Indemnification. Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with this Agreement, or any act or omission by Company.

8. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered, if personally delivered. (ii) when sent by facsimile transmission, when receipt therefore has been duty received, or
(iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed set forth in the preamble to this Agreement or to such other address as any party may have furnished to the other in any writing in accordance herewith, except that notices of change of address sha11 be effective only upon receipt.

9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by authorized officers of each party. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Nevada. Any controversy arising under or in relation to this Agreement shall be settled by binding arbitration in Las Vegas, Nevada in accordance with the laws of the State of Nevada and the rules of the American Arbitration Association.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Severability. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if anyone or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reduction it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Company and Consultant as of this 1st day of September, 2001.



                             Signature of Consultant



Name:        H. Steve Bonenberger
             --------------------
Address:     2604 B El Camino Real #132
             Carlsbad, CA 92008




Signature:   /s/ Steve Bonenberger
             ---------------------



                              Signature of Company



Name:        Future Carz, Inc.
             -----------------
Address:     8930 East Raintree, Suite 300
             Scottsdale, AZ 85260




Signature:   /s/ Edward C. Heisler
             ---------------------